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                                   EXHIBIT 23


                        Consent of Independent Auditors
                        -------------------------------



The Plan Administrator and Participants
Diebold, Incorporated 401(k) Savings Plan:



We consent to incorporation by reference in the Registration Statement (No.33-32960) on Form S-8 of the Diebold, Incorporated 401(k) Savings Plan of our report dated June 2, 1995, relating to the statements of assets available for plan benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in assets available for plan benefits for the years then ended, and all related schedules, which report appears in the December 31, 1994 annual report on Form 11-K of the Diebold, Incorporated 401(k) Savings Plan.





/S/KPMG Peat Marwick LLP
- ------------------------
KPMG PEAT MARWICK LLP

Cleveland, Ohio
June 26, 1995





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